                                       EXHIBIT 11.1
                  STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                                    SHARE EQUIVALENTS

                           WEIGHTED AVERAGE SHARES OUTSTANDING:
                                  (THOUSANDS OF SHARES)
                                      CONSOLIDATED

                                              Three Months Ended            Twelve Months Ended
                                                   June 30,                      June 30,
                                                   --------                      --------
                                             1995           1994         1995             1994
                                             ----           ----         ----             ----
Common shares                              159,818       147,813         156,437        144,301

Convertible preferred shares                   496         2,378           1,610          3,048

Stock options                               17,613        18,202          17,388         17,800
                                          --------       --------       --------       ---------
Total weighted average shares outstanding  177,927        168,493        175,435        165,149
                                          --------       --------       --------       --------
Income from continuing operations          $52,745        $46,319       $224,856       $141,414
                                          --------       --------       --------       --------
Discontinued operations                          -              -              -           $400

Preferred stock dividend requirement             -            $61            $54           $244
                                                              ---            ---           ----
Net income available to
common stockholders                        $52,745        $46,258       $224,802       $141,570
                                          --------       --------       --------       --------
Income Per Share:

Income from continuing operations         $   0.30       $   0.27       $   1.28         $  .86
                                          --------       --------       --------         ------
Net income per share                      $   0.30       $   0.27       $   1.28         $  .86
                                          --------       --------       --------         ------


All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.